OMNICOM GROUP, INC.

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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                               OMNICOM GROUP, INC.
                (Name of Registrant as Specified In Its Charter)

    _________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                               OMNICOM GROUP INC.
                               437 Madison Avenue
                            New York, New York 10022

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 16, 2000

      The Annual Meeting of the Shareholders of Omnicom Group Inc. (the "Corporation") will be held at the offices of BBDO Worldwide Inc. (seventh floor Meeting Room), 1285 Avenue of the Americas (between 51st and 52nd Streets), New York, New York on Tuesday, May 16, 2000 at 10:00 A.M. for the following purposes:

      1.    To elect seven directors;

      2. To confirm the appointment of Arthur Andersen LLP as auditors of the Corporation for the year 2000;

      3. To consider and vote upon a proposal to approve an amendment to the Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock and to decrease the par value per share of the Common Stock;

      4. To consider and vote upon a proposal to amend and restate the Omnicom Group Inc. 1998 Incentive Compensation Plan; and

      5. To transact such other business as may properly come before the meeting or any adjournments thereof.

      Only shareholders of record at the close of business on March 31, 2000 will be entitled to notice of and to vote at the meeting.

      Whether you expect to attend the meeting or not, please mark, sign, date and return the enclosed proxy promptly in order that your shares will be voted. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience. The proxy is revocable, so if you attend the meeting you may, if you wish, vote your shares in person.

      A copy of the Corporation's Annual Report for 1999 is enclosed.

                                       By order of the Board of Directors

                                               BARRY J. WAGNER
                                                 Secretary

New York, New York
April 11, 2000

                               OMNICOM GROUP INC.
                               437 Madison Avenue
                            New York, New York 10022

                                   ----------

                                 PROXY STATEMENT

      Execution and return of the enclosed proxy are solicited by the Board of Directors of Omnicom Group Inc. (the "Corporation") for use at the Annual Meeting of Shareholders of the Corporation (the "Annual Meeting") to be held on May 16, 2000, and at any adjournments thereof, for the purposes set forth in the accompanying notice. This Proxy Statement is being furnished in connection with the solicitation of proxies, and is being mailed on or about April 11, 2000 to shareholders entitled to notice of and to vote at the Annual Meeting.

      All valid proxies which are received will be voted, and unless otherwise specified thereon, they will be voted for the election of the seven nominees for directors named under the heading "Election of Directors," to confirm the appointment of Arthur Andersen LLP as auditors of the Corporation for the year 2000, for the proposal to approve an amendment to the Corporation's Restated Certificate of Incorporation to increase the authorized common stock of the Corporation (the "Common Stock") and to decrease the par value per share of the Common Stock, and for the proposal to amend and restate the Omnicom Group Inc. 1998 Incentive Compensation Plan. If any nominee for election as a director shall be unable to serve, proxies shall be voted for another nominee designated by the Board of Directors. You may revoke your proxy at any time before it is voted by any appropriate means, including appearing at the meeting and voting your shares in person.

      The affirmative vote of a plurality of the votes cast by the holders of the Corporation's outstanding shares of Common Stock entitled to vote is required for the election of directors. The affirmative vote of a majority of the votes cast by the holders of Common Stock entitled to vote is required for confirmation of the appointment of the auditors, and to approve the proposal to amend and restate the Omnicom Group Inc. 1998 Incentive Compensation Plan, provided that, in the case of the 1998 Incentive Compensation Plan, the number of shares voted represents at least a majority of the voting power of the Common Stock. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required in order to approve the amendment to the Corporation's Restated Certificate of Incorporation. Each holder of Common Stock is entitled to one vote for each share held. There is no right to cumulative voting as to any matter.

      The Corporation will appoint inspectors to act at the Annual Meeting, whose duties shall include determining the shares represented at the Annual Meeting and the presence (or absence) of a quorum and tabulating the votes of shareholders. The presence, by proxy or in person, of a majority of the votes of shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. If a shareholder abstains from voting on a particular proposal, or a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on such proposal (a "broker non-vote"), those shares will not be considered as votes cast in favor of or against such proposal. Abstentions and broker non-votes will be counted as present at the meeting for quorum purposes.

      On March 31,  2000,  the record  date for  determination  of  shareholders entitled to notice of and to vote at the Annual Meeting, the Corporation had outstanding 177,470,814 shares of Common Stock. At the record date, 4,895,621 shares of Common Stock were owned beneficially (of which 1,961,632 were owned of record) by the directors and executive officers of the Corporation, which constitutes approximately 2.76% of the issued and outstanding shares of the Corporation's Common Stock.

      The following table sets forth information with respect to the beneficial ownership of the Corporation's Common Stock as of December 31, 1999 by persons known to the Corporation to be the beneficial owners of more than 5% of its outstanding Common Stock based on material filed by such persons with the Securities and Exchange Commission.

                                            Beneficial Ownership     Percent of
           Name and Address                   of Common Stock          Class
           -----------------                --------------------     ----------

      FMR Corp. ...........................     19,097,313 (1)         10.8%
      82 Devonshire Street
      Boston, Massachusetts 02109

      AMVESCAP PLC ........................      9,696,318 (2)          5.5%
      11 Devonshire Square
      London EC2M 4YR
      England

      Putnam Investments, Inc. ............      9,170,741 (3)          5.2%
      One Post Office Square
      Boston, Massachusetts 02109

----------
(1) In its filing with the Securities and Exchange Commission, FMR Corp. ("FMR") reported having sole voting power as to 1,542,008 shares and sole dispositive power as to 19,097,313 shares. Edward C. Johnson 3d is Chairman of FMR and reported owner of approximately 12.0% of the aggregate outstanding voting stock of FMR, and Abigail P. Johnson is a director of FMR and reported owner of approximately 24.5% of such voting stock. Each of Edward C. Johnson 3d and Abigail P. Johnson reported sole dispositive power over all of the shares beneficially owned by FMR. Mr. Johnson also reported sole voting power with respect to 1,384,038 of the shares beneficially owned by FMR.

(2) In its filing with the Securities and Exchange Commission, AMVESCAP PLC (and its subsidiaries, AVZ, Inc., AIM Management Group Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc., INVESCO Realty Advisers, Inc., INVESCO (NY) Asset Management, Inc.) reported having shared voting power and shared dispositive power as to 9,696,318 shares.

(3) In its filing with the Securities and Exchange Commission, Putnam Investments, Inc. ("PI") reported having shared voting power as to 945,652 shares and shared dispositive power as to 9,170,741 shares. PI's filing indicated that 945,652 shares as to which PI had shared voting power and 2,167,712 shares as to which PI had shared dispositive power were owned by The Putnam Advisory Company, Inc. ("PAC"), a registered investment adviser wholly owned by PI. PI's filing also indicated that 7,003,029 shares as to which PI had shared dispositive power were owned by Putnam Investment Management, Inc. ("PIM"), a registered investment adviser wholly owned by PI. PI and its parent, Marsh & McLennan Companies, Inc., disclaimed beneficial ownership of the shares held by PAC and PIM.

                              ELECTION OF DIRECTORS

      On the date of the 2000 Annual Meeting, the Board of Directors of the Corporation shall consist of 16 members, divided into three classes, with the term of office of one class expiring at the 2000 Annual Meeting, the term of another class expiring at the 2001 Annual Meeting, and the term of the remaining class expiring at the 2002 Annual Meeting. The Board of Directors nominates incumbent directors Robert J. Callander, Susan S. Denison, John R. Murphy and John R. Purcell to serve as directors of the Corporation until the 2003 Annual Meeting. The Board of Directors also nominates Richard I. Beattie to serve as a director of the Corporation until the 2001 Annual Meeting, Michael Greenlees to serve as a director of the Corporation until the 2002 Annual Meeting and Linda Johnson Rice to serve as a director of the Corporation until the 2003 Annual Meeting. Incumbent directors Quentin I. Smith, Jr. and Egon P.S. Zehnder chose not to stand for election when their terms expire at the 2000 Annual Meeting.

      Information relating to the seven nominees for director and the directors not standing for election is set forth below.

                                                              Year First   Term
                Name, Age and Principal                        Became a    Will
                      Occupation                               Director   Expire
                -----------------------                       ----------  ------

John D. Wren (47) ........................................       1993       2001
   President & Chief Executive Officer
   of the Corporation

Bruce Crawford (71) ......................................       1989       2001
   Chairman of the Corporation

Richard I. Beattie (59) ..................................         --         --
   Partner, Simpson, Thacher & Bartlett

Bernard Brochand (61) ....................................       1993       2002
   President, International Division of
   The DDB Worldwide Communications Group
   Inc. ("DDB"), a subsidiary of the Corporation

Robert J. Callander (69) .................................       1992       2000
   Executive-in-Residence, Columbia School
   of Business, Columbia University;
   Retired Vice Chairman of Chemical
   Banking Corporation

James A. Cannon (61) .....................................       1986       2002
   Vice Chairman & Chief Financial Officer
   of BBDO Worldwide Inc. ("BBDO"),
   a subsidiary of the Corporation

Leonard S. Coleman, Jr. (51) .............................       1993       2002
   Senior Advisor, Major League Baseball

Susan S. Denison (54) ....................................       1997       2000
   Partner, The Cheyenne Group

Peter Foy (59) ...........................................       1999       2002
   Corporate Director

Michael Greenlees (53) ...................................         --         --
   President and CEO of TBWA Worldwide
   ("TBWA"), a subsidiary of the Corporation

Thomas L. Harrison (52) ..................................       1999       2002
   Chairman & Chief Executive Officer of
   the Diversified Agency Services,
   a division of the Corporation

John R. Murphy (66) ......................................       1996       2000
   Vice Chairman of National Geographic Society

John R. Purcell (68) .....................................       1986       2000
   Chairman & Chief Executive Officer of
   Grenadier Associates Ltd.

Keith L. Reinhard (65) ...................................       1986       2001
   Chairman & Chief Executive Officer of DDB

Linda Johnson Rice (42) ..................................         --         --
   President & Chief Operating Officer of
   Johnson Publishing Company, Inc.

Allen Rosenshine (61) ....................................       1986       2001
   Chairman & Chief Executive Officer of BBDO

Gary L. Roubos (63) ......................................       1986       2002
   Retired Chairman of Dover Corporation

      Mr. Beattie has served as a partner of Simpson, Thacher & Bartlett, a law firm, since 1977 and has served as Chairman of the Executive Committee of that firm since 1991. Mr. Beattie is a director of Harley-Davidson, Inc.

      Mr. Callander retired from Chemical Banking Corporation on June 30, 1992, at which time he held the office of Vice Chairman. He served as President of Chemical Bank from August, 1990 through December, 1991, and as Vice Chairman of that company from January, 1987 through July, 1990. Mr. Callander is presently serving as Executive-in-Residence at the Columbia School of Business, Columbia University, New York. Mr. Callander is a director of Aramark Incorporated, Barnes Group Inc., Spectrum Health Services Inc., Scudder Global High Income Fund, Scudder New Asia Fund and The Korea Fund.

      Mr. Coleman has served as Senior Advisor, Major League Baseball since November, 1999, when he resigned as President, National League, Major League
Baseball. He had served in that position since March, 1994. He served as Executive Director, Market Development, Major League Baseball from December, 1991 to March, 1994, and served as a Vice President, Kidder, Peabody & Company from 1988 to 1991. Mr. Coleman is a director of New Jersey Resources, Owens
Corning, Avis Rent A Car, Incorporated, Cendant Corporation, H.J. Heinz Corporation and Radio Unica.

      Mr. Crawford has served as Chairman of the Corporation since 1995. Prior thereto, he was President and Chief Executive Officer of the Corporation. Mr. Crawford is a director of Advo Inc.

      Ms. Denison has served as Partner, The Cheyenne Group since July, 1999, and she served as a Partner at TASA Worldwide/Johnson, Smith & Knisely from 1997 to 1999. She served as Executive Vice President, Entertainment and Marketing - Madison Square Garden from 1995 to 1997. She also served as Executive Vice President/General Manager of Showtime Satellite Networks from 1990 to 1995.

      Mr. Foy served as Chairman of Baring Brothers International, the Corporate Finance arm of ING's Investment Bank from 1996 until 1998; from 1982 to 1996, he served as Managing Director UK and Board Member of McKinsey & Co. Inc., a leading international management consulting firm. He is a Director of PepsiCo Inc., P & O Group and Safeway PLC. Mr. Foy is a member of the Faculty Board of Management Studies at Oxford University and an Honorary Fellow of St. Peter's and St. Anne's Colleges, Oxford.

      Mr. Greenlees has served as President and Chief Executive Officer of TBWA since March, 1998. Prior thereto, he was Chairman & Chief Executive Officer of GGT Group plc, which was acquired by the Corporation in May, 1998.

      Mr. Murphy has served as Vice Chairman of National Geographic Society since March, 1998. From May, 1996 until March, 1998, Mr. Murphy was President and Chief Executive Officer of National Geographic Society. He served as Executive Vice President, National Geographic Society, from 1993 to May, 1996; as Publisher of the Baltimore Sun from 1981 through 1992; and as Editor and Publisher of the San Francisco Examiner from 1975 through 1981. Mr. Murphy is a trustee of Mercer University, Washington College and the M.S.D.&T. mutual fund group; a director of Provant, Inc., Integral Systems Inc. and Baltimore Reads, Inc. Mr. Murphy is also the immediate past president of the U.S. Golf Association.

      Mr. Purcell has served as Chairman and Chief Executive Officer of Grenadier Associates Ltd., a merchant banking and financial advisory firm, since January, 1987. He also previously served as Chairman of Donnelley Marketing, Inc., a database direct marketing firm, from 1991 to 1996; as Chairman and President of the former SFN Companies, Inc. from 1982 through 1986; as Executive Vice President of CBS Inc. and as Senior Vice President - Finance and Business Operations of Gannett Co., Inc. He is a director of Bausch & Lomb, Inc., eLoyalty Corp. and Journal Register Company.

      Ms.  Rice has served as  President  & Chief  Operating  Officer of Johnson
Publishing Company, Inc., since 1987. In addition to the management of the company, she oversees the editorial content of Ebony, Jet and Ebony South Africa magazines. She is also President of Fashion Fair Cosmetics, a division of Johnson Publishing. Ms. Rice is a director of Bausch & Lomb, Kimberly-Clark Corporation, VIAD Corp., OneNetNow.com, University of Southern California,
Northwestern Memorial Corporation, Catalyst, National Underground Railroad Freedom Center, and the Princess Grace Foundation.

      Mr. Roubos served as Chairman of Dover Corporation from May, 1989 to May, 1999, and as Chief Executive Officer of that company from January, 1981 to May, 1994. Mr. Roubos is a director of Dover Corporation and Bell & Howell Company.

      Mr. Wren has served as President and Chief Executive Officer of the Corporation since January 1, 1997; prior thereto, he served as President of the Corporation. Mr. Wren is a director of AGENCY.COM LTD.

                      COMMON STOCK OWNERSHIP OF MANAGEMENT

      The following table provides information, as of March 31, 2000, as to the beneficial ownership of the Common Stock of the Corporation for each of the nominees named for election as a director of the Corporation, each other director of the Corporation, each of the Named Executive Officers, as such term is hereinafter defined, and all directors and executive officers of the Corporation as a group.

                                                 Beneficial Ownership    Percent
     Name of Beneficial Owner                     of Common Stock (1)   of Class
      -----------------------                    --------------------   --------
      John D. Wren (2) .......................       1,137,096           .6407
      Bruce Crawford .........................         334,400           .1884
      Richard I. Beattie .....................             200           .0001
      Bernard Brochand (2) ...................         149,000           .0840
      Robert J. Callander ....................           8,000           .0045
      James A. Cannon ........................         419,400           .2363
      Leonard S. Coleman, Jr. ................           1,888           .0011
      Susan S. Denison .......................           1,288           .0007
      Peter Foy ..............................           1,050           .0006
      Michael Greenlees ......................          76,000           .0428
      Thomas L. Harrison (2) .................         101,354           .0571
      John R. Murphy .........................           1,470           .0008
      John R. Purcell ........................          42,000           .0237
      Keith L. Reinhard (2) ..................         980,370           .5524
      Linda Johnson Rice .....................               0              --
      Allen Rosenshine (2) ...................       1,339,240           .7546
      Gary L. Roubos .........................           4,688           .0026
      Quentin I. Smith, Jr. ..................           5,688           .0032
      Egon P.S. Zehnder ......................          10,470           .0059
      All directors and executive
        officers as a group
        (23 persons) .........................       4,895,621          2.7585


----------
(1) Includes (i) shares held under restricted stock awards granted by the Corporation, namely, Mr. Wren 33,836 shares, Mr. Brochand 51,600 shares, Mr. Cannon - 34,000 shares, Mr. Greenlees 22,000 shares, Mr. Harrison - 26,800 shares, Mr. Reinhard 19,200 shares and Mr. Rosenshine 40,400 shares; (ii) shares previously held under restricted stock awards granted by the Corporation, the payout of which has been deferred at the election of the holder, namely Mr. Wren 59,159 shares, Mr. Harrison 18,000 shares and Mr. Reinhard 50,000 shares; (iii) shares which certain of the named individuals have the right to purchase under stock options granted by the Corporation, namely, Mr. Wren 928,800 shares, Mr. Cannon 359,000 shares, Mr. Greenlees 48,000 shares, Mr. Harrison 39,000 shares, Mr. Reinhard 495,000 shares and Mr. Rosenshine 1,009,000 shares; (iv) 8,875 shares credited to Mr. Wren's account and 1,257 shares credited to Mr. Harrison's account under the Corporation's Group Profit Sharing Retirement Plan and
      (v) 452 shares purchased for Mr. Harrison's account and 473 shares purchased for Mr. Reinhard's account under an employee stock purchase plan.

(2)   One of the Named Executive Officers of the Corporation.

Section 16(a) Beneficial Ownership Reporting Compliance

      The Corporation is required to identify any director, officer, or beneficial owner of in excess of 10% of the Common Stock who failed to timely file with the Securities and Exchange Commission a required report relating to ownership and changes in ownership of the Corporation's equity securities. Based on material provided to the Corporation, all such persons complied with all applicable filing requirements during 1999.

                          BOARD MEETINGS AND COMMITTEES

      Five regular meetings of the Board of Directors of the Corporation (the "Board") were held in 1999. Each of the incumbent members of the Board attended at least 80% of the aggregate of all meetings of the Board and Committees of the Board on which he or she served.

      During 1999, the Audit Committee of the Board consisted of Messrs. Callander (Chairman), Coleman, Murphy and Smith. Three meetings of the Audit Committee were held in 1999. The responsibilities of the Audit Committee are to
(a) recommend to the Board the appointment of independent public accountants to audit the books and records of the Corporation, assess the independence of the public accountants, and review the impact of their retention by the Corporation for non-audit related services; (b) review with the independent public accountants the proposed scope and administration of their audit of the annual consolidated financial statements of the Corporation and its subsidiaries, the Corporation's internal control structure upon which the scope was determined and the estimated audit fees; (c) review with the independent public accountants and the Corporation's management the results of the annual audit, including the accountants' recommendations relating to accounting, financial and operating procedures and controls and the financial statements to be included in the Annual Report and Form 10-K; (d) review with the Corporation's internal auditors the proposed scope of their annual activities and reports of the results of such activities; (e) review undertakings by the Corporation's management to remedy fraudulent activity that may be detected within the Corporation; (f) review the Corporation's public reporting policies and practices; (g) review the derivative activities undertaken by the Corporation's management; and (h) report to the Board on its activities.

      During 1999, the Compensation Committee of the Board consisted of Messrs. Smith (Chairman), Callander, Roubos and Zehnder. Three meetings of the
Compensation Committee were held in 1999. The responsibilities of the Compensation Committee are to (a) review the compensation policies of the Corporation and its principal subsidiaries, and when appropriate, make recommendations with respect to such policies to the Chief Executive Officer of the Corporation; (b) review proposed compensation plans in which officers and/or directors of the Corporation will be eligible to participate and, when appropriate, make recommendations with respect to such plans to the Chief Executive Officer of the Corporation; (c) serve as the Committee to administer and grant awards and options under compensation plans providing for the issuance of shares of stock of the Corporation; (d) make recommendations to the Board with respect to the salary, bonus and other elements of compensation for the Chief Executive Officer of the Corporation; and (e) review with the Chief Executive Officer management recommendations with respect to compensation for any executive officer of the Corporation or its subsidiaries whose compensation is required to be disclosed in the Corporation's Proxy Statement. The Compensation Committee has discretionary authority to establish compensation arrangements for executive officers of the Corporation pursuant to the 1998 Incentive Compensation Plan which was adopted by the Shareholders of the Corporation at the 1998 Annual Meeting of Shareholders, with the intended purpose that payments thereunder qualify as performance-based for purposes of
Section 162(m) of the Internal Revenue Code (the "Code").

      During 1999, the Nominating Committee of the Board consisted of Messrs. Roubos (Chairman), Purcell, Zehnder and Ms. Denison. Three meetings of the Nominating Committee were held in 1999. The responsibilities of the Nominating Committee are to consider and make recommendations to the Board from time to time with respect to (a) the composition and size of the Board and Committees of the Board; (b) the criteria for evaluating the qualifications of new individuals being considered as candidates for election to the Board; (c) candidates for election to the Board; and (d) potential conflicts of interest arising as a result of other positions held or proposed to be held by directors. The
Nominating Committee will consider shareholder written recommendations of nominees for election to the Board if they are accompanied by a reasonably comprehensive written resume of the recommended nominee's business experience and background and a written consent signed by the recommended nominee wherein he or she consents to be considered as a nominee and if nominated and elected, consents to serve as a director. Shareholders should send their written recommendations of nominees accompanied by the aforesaid documents to the offices of the Corporation, attention Corporate Secretary.

                             DIRECTORS' COMPENSATION

      During 1999, each director who was not an employee of the Corporation or one of its subsidiaries was paid (i) a monthly retainer of $2,000, (ii) a fee of $2,000 for attendance at the first meeting of the Board of Directors or a Committee of the Board of Directors on a given day, and (iii) a fee of $1,500 for attendance at any subsequent meeting on the same day. Pursuant to the 1998 Incentive Compensation Plan (the "1998 Incentive Plan"), each director who is not an employee of the Corporation may elect, not later than December 15, to receive up to the portion of such director's annual retainer as a director for the following year's service as the Board of Directors shall determine (which may be the entire amount of the annual retainer), exclusive of any per meeting fees, committee fees or expense reimbursements, in shares of Common Stock, based on the fair market value of the Common Stock on such December 15. A director who is an employee of the Corporation or one of its subsidiaries does not receive any compensation for serving as a director.

      The Corporation implemented a Restricted Stock Plan for Non-Employee Directors effective January 1, 2000. Pursuant to this plan, each director who is not an employee of the Corporation or one if its subsidiaries will receive on the first business day after the Annual Meeting of Shareholders an annual grant of 250 restricted shares of Common Stock, subject to anti-dilution adjustments.

                             EXECUTIVE COMPENSATION

      The tables that follow present information relating to the compensation of, option grants to, option exercises by, and long-term incentive awards to the Chief Executive Officer of the Corporation and each of the other four most highly compensated executive officers of the Corporation (collectively, the "Named Executive Officers").

Summary Compensation Table

      The following table sets forth information in respect of the compensation of the Named Executive Officers for services in all capacities to the Corporation and its subsidiaries for the fiscal years ended December 31, 1997, 1998 and 1999.

                                                                            Long Term Compensation
                                               Annual Compensation                   Awards
                                              --------------------   -------------------------------------
                                                                                      Shares    Long-Term
       Name and                                                       Restricted    Underlying  Incentive      All Other
       Principal                                                        Stock         Stock        Plan         Compen-
       Position                      Year     Salary($)   Bonus($)   Awards($)(1)     Options   Payouts (2)   sation($)(3)
       ---------                    ------    ---------   --------   ------------   ----------  ----------    ------------
John D. Wren .....................   1999     $875,000   $2,550,000   $        0     1,500,000   $        0     $22,158
  President and Chief                1998      875,000    2,550,000            0       200,000                   22,552
  Executive Officer                  1997      875,000    1,600,000      949,964       250,000                   22,370
  of the Corporation

Bernard Brochand (4) .............   1999     $550,000   $  916,000   $1,440,000             0   $3,090,000     $11,250
  President,
  International
  Division of DDB

Thomas L. Harrison (4) ...........   1999     $825,000   $2,500,000   $        0        70,000   $        0     $52,210
  Chairman & Chief
  Executive Officer of
  Diversified Agency
  Services

Keith L. Reinhard ................   1999     $925,000   $2,295,000   $        0        90,000   $        0     $27,506
  Chairman &                         1998      925,000   $2,065,000            0        80,000                   26,672
  Chief Executive                    1997      877,806    1,625,000            0       140,000                   25,006
  Officer of DDB

Allen Rosenshine .................   1999     $925,000   $2,400,000   $        0       110,000    $ 750,000(5)  $26,664
  Chairman & Chief                   1998      893,750    2,400,000            0       110,000                   27,627
  Executive Officer                  1997      850,000      925,000   $1,207,375       140,000                   26,983
  of BBDO

----------
(1) Restricted stock awards represent performance based compensation for the applicable fiscal year. The awards are normally granted in the first quarter of the year following the fiscal year end. The value of the restricted stock awards reported in the Summary Compensation Table was determined by multiplying the fair market value of the Corporation's Common Stock on the date of the grant by the number of shares awarded, and deducting therefrom the consideration paid for the shares, which is equal to the par value ($.50 per share) of the shares. As of December 31, 1999, Mr. Wren held an aggregate of 59,816 shares of restricted stock with a net pre-tax value of $5,974,746; Mr. Brochand held an aggregate of 55,600 shares of restricted stock with a net pre-tax value of $5,550,064; Mr. Harrison held an aggregate of 37,200 shares of restricted stock with a net pre-tax value of $3,711,468; Mr. Reinhard held an aggregate of 41,600 shares of restricted stock with a net pre-tax value of $4,158,604; and Mr. Rosenshine held an aggregate of 72,800 shares of restricted stock with a net pre-tax value of $7,271,732. The net pre-tax value was determined by subtracting the consideration paid from the fair market value of the shares on December 31, 1999 ($100.19). Dividends will be payable on the aforementioned shares if and to the extent paid on the Corporation's Common Stock generally, regardless of whether the shares are at the time vested or unvested. Twenty percent of the shares of restricted stock held by each Named Executive Officer vest on the first anniversary of the award, and an additional twenty percent vest on each of the next four anniversaries of the award.

(2) Mr. Brochand's award represents the settlement of a 1997 award based on the profit growth in the years 1997, 1998 and 1999 as compared to 1996 for DDB's non-United States companies, excluding Australia, Mexico and New Zealand. Mr. Rosenshine's award represents a cash payout in settlement of Performance Share Units awarded under the 1998 Incentive Plan. Performance Shares units entitle the holder thereof to payouts of cash and/or Common Stock, as determined by the Compensation Committee, up to a maximum amount equal to the value of one share of Common Stock on the payout date for each Performance Share, depending on the three-year average compound annual growth in the Corporation's fully diluted earnings per share before extraordinary items and the effect of any changes in accounting principles ("EPS") in the specified three-year award period.

(3) All Other Compensation paid for the fiscal year ended December 31, 1999 consists of (i) employer contributions to the Corporation's Group Profit Sharing Retirement Plan in the amount of $20,800 on behalf of each of Messrs. Wren, Harrison and Rosenshine and $11,200 on behalf of Mr. Reinhard; (ii) an employer contribution to the DDB/TLP Joint Savings Plan in the amount of $6,400 on behalf of Mr. Reinhard; (iii) employer premium payments for life insurance in the amount of $1,358 on behalf of Mr. Wren, $11,250 on behalf of Mr. Brochand, $31,410 on behalf of Mr. Harrison, $9,906 on behalf of Mr. Reinhard and $5,864 on behalf of Mr. Rosenshine.

(4) Messrs. Brochand and Harrison each became an executive officer of the Corporation on January 1, 1999.

(5) Mr. Rosenshine has declined $450,000 of this award, which the Corporation has donated at his request to the BBDO Minority Education and Training Fund.

Options

      The following table shows all grants of options to the Named Executive Officers in 1999.

                       Option Grants in Last Fiscal Year

                                                                                       Potential Realizable
                                                                                      Value at Assumed Annual
                                                                                       Rates of Stock Price
                                  Individual Grants                               Appreciation for Option Term (3)
                        --------------------------------------                    --------------------------------
                          Number     % of Total
                         of Shares    Options
                        Underlying   Granted to     Exercise
                          Options    Employees       Price          Expiration
      Name               Granted(1)   in 1999    ($ per Share)        Date (2)         5%($)         10%($)
   ----------           -----------  ----------  -------------      ----------         -----         ------
John D. Wren             1,250,000    36.0518%      $91.2188       Dec. 06, 2009    $71,708,766   $181,724,093
                           250,000     7.2104%      $65.5000       Feb. 25, 2009     10,298,150     26,097,533
Bernard Brochand                 0          0             --                  --             --             --
Thomas L. Harrison          70,000     2.0189%      $65.5000       Feb. 25, 2009      2,883,482      7,307,309
Keith L. Reinhard           90,000     2.5957%      $65.5000       Feb. 25, 2009      3,707,334      9,395,112
Allen Rosenshine           110,000     3.1726%      $65.5000       Feb. 25, 2009      4,531,186     11,482,914

----------
(1) Each of the options is exercisable as to 30% of the total shares granted on and after the first anniversary of the grant, as to an additional 30% on and after the second anniversary of the grant, and as to the remaining 40% on and after the third anniversary of the grant. Each of the options granted is a non-qualified stock option, and the Corporation is entitled to a tax deduction equal to the excess of the fair market value of the acquired shares over the exercise price of the option.

(2) Upon an optionee's termination of employment by reason of: (i) voluntary termination or termination for cause, all outstanding options will be canceled; (ii) retirement or involuntary termination, options outstanding for less than 12 months will be canceled and the other outstanding options will become exercisable in full only during the 36 month period following termination; or (iii) total disability or death, all outstanding options will become exercisable in full only during the 36 month period following termination. In no event will a post-termination of employment option exercise period extend beyond the expiration date of the option term. In the event of a change of control transaction, outstanding options will become exercisable in full at the effective time of the transaction absent an agreement of the ultimate parent of the entity which survives the change of control transaction to assume the outstanding options or substitute new options for the outstanding options, on identical or more favorable terms.

(3) These columns present hypothetical future values of the Corporation's Common Stock obtainable upon exercise of the options net of the options' exercise price, assuming that the market price of the Corporation's Common Stock appreciates at the specified compound annual rates over the ten year term of the option. The five and ten percent rates of stock price appreciation are presented as examples pursuant to SEC rules, and do not reflect management's assessment of the Corporation's future stock price performance. The potential realizable values presented are not intended to indicate the options' value.

      The following table provides information as to the aggregated option exercises by the Named Executive Officers in 1999, and as to unexercised options held by the Named Executive Officers on December 31, 1999.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

                                                                       Number of Shares
                                                                          Underlying          Value of Unexercised
                                                                          Unexercised             In-the-Money
                                      Number                              Options at               Options at
                                     of Shares                         December 31, 1999       December 31, 1999
                                    Acquired on         Value            Exercisable/             Exercisable/
       Name                          Exercise      Realized ($)(1)       Unexercisable          Unexercisable (2)
       -----                        -----------    ---------------     -----------------      --------------------
John D. Wren ....................           0       $         0        693,800/1,740,000     $55,881,858/35,577,832
Bernard Brochand ................           0                 0                       --                         --
Thomas L. Harrison ..............           0                 0             9,000/91,000          517,782/3,638,473
Keith L. Reinhard ...............     294,000        19,993,461          388,000/202,000      31,248,890/10,598,945
Allen Rosenshine ................     180,000        13,365,628          917,000/243,000      78,117,937/12,501,478

----------
(1) Value calculated by subtracting the exercise price from the fair market value of the Corporation's Common Stock on the exercise date.

(2) Value calculated by subtracting the exercise price from the fair market value of the Corporation's Common Stock on December 31, 1999, said value being $100.19 per share.

Long-Term Incentive Plan Awards

      The following table shows all long-term incentive plan awards to the Named Executive Officers in 1999.

              Long-Term Incentive Plan - Awards in Last Fiscal Year

                                                    Performance or
                                      Number         Other Period            Estimated Future Payouts Under
                                    of Shares,           Until              Non-Stock Stock Price-Based Plans
                                     Units or         Maturation        ----------------------------------------
       Name                        Other Rights        or Payout        Threshold        Target          Maximum
       ----                        ------------     --------------      ---------        ------          -------
John D. Wren ...................       (1)            1999 - 2001        $695,000          --           $3,822,500
Bernard Brochand ...............        --                --                --             --                --
Thomas L. Harrison .............        --                --                --             --                --
Keith L. Reinhard ..............       (2)            1998 - 2000         834,000          --            1,946,000
                                       (1)            1998 - 2000         208,500          --              486,500
Allen Rosenshine ...............       (2)            1998 - 2000         834,000          --            1,946,000
                                       (1)            1998 - 2000         208,500          --              486,500

----------
(1) Messrs. Wren, Reinhard and Rosenshine received awards of performance share units pursuant to the 1998 Incentive Plan. The number of units to which a recipient of such awards will be entitled will depend upon the EPS in the three year award period, as measured from 1999 EPS, in the case of the award granted to Mr. Wren for the 1999-2001 award period, or as measured from 1998 EPS, in the case of the awards to Messrs. Reinhard and Rosenshine for the 1998-2000 award period. These units entitle the holder to payouts of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the fair market value of one share of Common Stock on the date as of which the payout of these units is deemed to be made. Maximum payouts will be made in respect of these units only if the average compound annual growth in the Corporation's EPS equals or exceeds 120 percent for the award period. No payouts will be made if such growth is 110 percent or less. The threshold and maximum payouts are representative amounts, based on the fair market value of Common Stock on the grant date. There is no estimated future target payout because, under the Incentive Plan, no performance target for these performance units is specified.

(2) This award has the same terms as the awards described above in Note (1) except that the number of units to which Messrs. Reinhard and Rosenshine will be entitled will depend, respectively, upon the average compound annual growth in the net profits of DDB and BBDO in the three year award period, as measured from 1998 net profit.

                          COMPENSATION COMMITTEE REPORT

Compensation Committee

      The Compensation Committee of the Board of Directors is composed entirely of independent outside directors. The responsibilities of the Compensation Committee and the frequency of Compensation Committee Meetings during 1999 are described on page 6 of this Proxy Statement.

Compensation Program for Executive Officers

      The Corporation's compensation program for its executive officers is designed to enable it to attract and retain highly qualified personnel and to motivate them to achieve corporate performance objectives and increase shareholder value.

      The  program  is  comprised  of  base  salary,  and  performance   related
compensation in the form of an incentive cash bonus and long-term stock-based awards which are intended to align executive and shareholder interests.

      The  compensation  of the Chief  Executive  Officer  and the  other  Named
Executive Officers is determined by the Compensation Committee, and the compensation of the Chief Executive Officer is subject to the approval of the Board of Directors. In determining the compensation of the Named Executive Officers, the Compensation Committee considers the factors described below and the recommendations of the Chief Executive Officer with respect to the other Named Executive Officers.

      Adjustments in base salary for executive officers are considered periodically (currently every eighteen months), and are discretionary in nature. In determining base salary and individual adjustments to base salary for the Named Executive Officers, the Compensation Committee considers the executive's level of responsibility, the profitability of the Corporation and the business unit with which the executive is associated and the Compensation Committee's knowledge of executive compensation practices of similar advertising agency holding companies. Profitability of the Corporation is determined by reference to its earnings per share ("EPS"), and profitability of a business unit is determined by reference to its net profit after tax. Salaries of executive officers who are not Named Executive Officers are determined by the Chief Executive Officer.

      For 1999, incentive compensation (cash bonus) for the Named Executive Officers was awarded pursuant to the 1998 Incentive Plan which is administered by the Compensation Committee.

      Prior to or shortly after the beginning of the fiscal year, the Compensation Committee determines which executive officers are to participate in the Incentive Plan for the fiscal year, the incentive level assigned to each participant, and the performance goals applicable to the year. An award agreement is entered into with each participant in the Incentive Plan; the participating executives will receive bonus compensation only pursuant to their award agreements.

      Performance goals are based on one or more business criteria specified in the Incentive Plan: EPS, net income, operating margin, return on equity, stockholder total return, revenue and cash flow. The Compensation Committee establishes the specific performance goals for each participant based on the business criteria and assigns weights to the goals.

      At the end of the fiscal year, the Compensation Committee reviews the performance of the participants against the established performance goals. Awards are only paid after the Compensation Committee has certified in writing that the performance goals have been attained. The Compensation Committee considers the recommendations of the Chief Executive Officer (with respect to the Named Executive Officers other than himself) and may reduce, but not increase, the amount of an award otherwise payable to a participant upon attainment of the performance goals.

      Restricted stock award grants for executive officers who are not Named Executive Officers are recommended by the Chief Executive Officer and determined by the Compensation Committee in a discretionary manner, and cash bonuses for such executive officers are determined by the Chief Executive Officer.

      The annual cash bonus represents a substantial portion of the total annual cash compensation of executive officers and is intended to serve as an incentive to improve annual profitability. Restricted stock awards are granted by the Compensation Committee annually to a relatively broad group of key executives, and 20% of the shares vest on each of the first five anniversary dates of the award.

      Stock options are granted annually by the Compensation Committee to a much smaller group of key executives (including executive officers) who have the ability to influence increases in shareholder value. There is no target ownership or grant level for executive officers. In determining a stock option grant, the Compensation Committee considers, on a discretionary basis, the executive's previous grant and the revenue growth and profitability of the Corporation and the business unit with which the executive was associated during the prior fiscal year. Except in unusual circumstances, there will be no increase in the size of a grant over the previous grant for an executive associated with a business unit absent revenue or profit growth by such unit over the prior fiscal year, or for an executive not associated with a business unit absent revenue or profit growth by the Corporation over the prior fiscal year. The per share option exercise price is not less than the fair market value of a share of the Corporation's Common Stock on the grant date, and the option is exercisable as to 30% of the shares on and after each of the first two anniversary dates of the grant and as to the remaining 40% on and after the third anniversary date.

      Stock incentives in the form of restricted stock awards and stock options are intended to align the long-term interests of the executive officers and shareholders, serve as an incentive for executive officers to build shareholder value, and provide a vehicle for retaining and attracting executive officers and other key employees.

      The Compensation Committee has granted certain executive officers of the Corporation the right to earn Performance Share Units. An award of Performance Shares is made based on the Committee's review of the Corporation's EPS growth over a three year period, and if the executive officer is affiliated with one of the Corporation's subsidiaries, on a formula which considers both the Corporation's EPS growth over a three year period and the three year net profit growth of that subsidiary. The Committee may pay such awards either in stock or in cash. Pursuant to a pre-existing incentive compensation agreement, in 1999 the Committee awarded one of the Named Executive Officers a cash award in lieu of Performance Shares.

Chief Executive Officer Compensation

      In early 1999, Mr. Wren was granted an option to purchase 250,000 shares of Common Stock. The Compensation Committee made this grant after consideration of the Corporation's strong 1998 financial performance, namely that basic EPS was up 24%, revenues were up 30% over 1997 and operating margin increased to 13.1% from 12.5%.

      Under Mr. Wren's award agreement, which provided for incentive compensation in the form of a cash bonus if a specific performance goal (the Corporation's 1999 EPS evaluated relative to 1998 EPS) was met, he received a cash bonus of $2,550,000 (the maximum payable pursuant to his award agreement) in respect of 1999.

      Mr. Wren received no award of restricted stock in 1999 and his salary has not been increased since January 1, 1997. He received an award of performance units under the 1998 Incentive Plan, the payout of which will be made in 2002 based on the three year average growth in the Corporation's EPS. Should average EPS growth be 110% or less, no award will be made. The Compensation Committee retains the discretion to reduce any performance award Mr. Wren may otherwise be entitled to receive.

      At its December meeting, the Committee recommended to the Board of Directors that an additional option grant be made to Mr. Wren, to acknowledge the Corporation's performance in recent years, to reward Mr. Wren for his performance during that period, and to serve as an incentive to Mr. Wren. The Committee recommended that Mr. Wren's salary and bonus be frozen at their current levels for a number of years, but in order to reinforce the Committee's support for Mr. Wren and to evidence his long-term commitment to the Corporation and its continued growth, it recommended making a substantial multi-year grant of options to him. The Board of Directors concurred and approved a grant of options to purchase 1,250,000 shares of Common Stock to Mr. Wren in December, 1999. Mr. Wren will be ineligible for consideration of increased salary or bonus or the grant of any additional options until the first calendar quarter of 2003.

Internal Revenue Code Section 162(m)

      Section 162(m) places a limit of $1 million on the deductibility of compensation paid by the Corporation to its Chief Executive Officer and certain other executive officers during each fiscal year of the Corporation. Compensation that qualifies as "performance-based compensation" under Section 162(m) is, however, excepted from the $1 million deduction cap.

      The 1998 Incentive Plan provides for compensation that may qualify as "performance-based compensation" for purposes of Section 162(m). The
Compensation Committee intends to continue to structure the Corporation's incentive arrangements for the Chief Executive Officer and certain executive officers of the Corporation under the cash bonus and stock programs in order to qualify the compensation payments to such officers as "performance-based compensation" for purposes of Section 162(m), provided that, in the judgment of the Compensation Committee, this is consistent with the goals of motivating the executives to achieve corporate performance objectives and increase shareholder value.

Quentin I. Smith,  Jr., Chairman
Robert J. Callander
Gary L. Roubos
Egon P.S. Zehnder
Members of the Compensation Committee

      The above Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy
Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                PERFORMANCE GRAPH

      The graph below compares cumulative total return on the Corporation's Common Stock, the Standard & Poor's 500 Composite Index ("S&P 500 Index") and a group of publicly-held advertising holding companies ("Ad Peer Group Index") consisting of Grey Advertising Inc., The Interpublic Group of Companies, Inc., True North Communications Inc., WPP Group plc and, for 1994 - 1996, Cordiant plc (formerly Saatchi & Saatchi plc); beginning in 1997, the Ad Peer Group Index includes, instead of Cordiant plc, Cordiant Communications Group and Saatchi & Saatchi, the two companies resulting from the demerger of Cordiant plc in December, 1997. The graph assumes the investment of $100 on January 1, 1994 in the Corporation's Common Stock, the S&P 500 Index and the Ad Peer Group Index.

 [The following table was represented as a line graph in the printed material.]

                              1994     1995     1996     1997     1998     1999
                              ----     ----     ----     ----     ----     ----
Omnicom Group                100.00   146.99   183.49   344.56   476.60   827.82
S&P 500 Index                100.00   137.55   169.11   225.52   289.96   350.63
Ad Peer Group Index          100.00   129.67   162.61   213.78   311.54   574.85

      Returns for the Corporation's Common Stock depicted in the graph are not indicative of future performance.

      The above graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                 EMPLOYMENT CONTRACTS/TERMINATION OF EMPLOYMENT
                    ARRANGEMENTS FOR NAMED EXECUTIVE OFFICERS

      An agreement was entered into between BBDO and Mr. Rosenshine (as of January 9, 1989) under which BBDO has agreed to make annual severance compensation payments for periods of up to ten years following cessation of employment, the period being determined on the basis of his age and years of service with BBDO, its subsidiaries or its parent at the time of cessation of employment. BBDO is not obligated to make payments under this agreement if employment with BBDO, its subsidiaries or its parent is terminated for cause (defined therein as misconduct involving willful malfeasance, such as breach of trust, fraud or dishonesty). The payment period under the agreement for Mr. Rosenshine is ten years. The amount of an annual payment under this agreement is limited to the lesser of (i) an assigned percentage of his annual salary, or
(ii) an assigned percentage of the consolidated net profit before tax (as defined in the agreement) of BBDO or its parent company, whichever is greater. BBDO has agreed to make these payments so long as Mr. Rosenshine refrains from engaging in activities harmful to, competitive with or of the same nature as those of his former employer, and remains available to render consulting services to his former employer. If Mr. Rosenshine should die before the expiration of the payment period, BBDO has agreed to make an annual payment to his beneficiary for the number of years he would have been entitled to payments had he lived, in an amount equal to seventy-five percent of the annual payment he would have received had he lived. Payments under this agreement are to be accrued as costs in the year in respect of which the payments are made.

      Agreements were entered into between the Corporation and Mr. Brochand (as of September 15, 1989), Mr. Harrison (as of January 30, 1997), Mr. Reinhard (as of December 22, 1988) and Mr. Wren (as of November 26, 1990), in each case under the Corporation's Executive Salary Continuation Plan, under which the Corporation has agreed to make salary continuation payments annually for periods of up to ten years following cessation of employment, the period being determined on the basis of the individual's age and years of service with the Corporation or its subsidiaries at the time of cessation of employment. The
Corporation is not obligated to make payments under these agreements if the individual's employment with the Corporation or its subsidiaries is terminated for cause (defined therein as the individual's misconduct involving willful malfeasance, such as breach of trust, fraud or dishonesty). The payment period under these agreements is currently nine years for Mr. Brochand, four years for Mr. Harrison, ten years for Mr. Reinhard and six years for Mr. Wren. The amount of an annual payment is limited to the lesser of (i) an assigned percentage, not to exceed fifty percent, of the individual's annual salary, or (ii) an assigned percentage of the consolidated net profit before tax (as defined in the agreement) of the Corporation. The Corporation has agreed to make these payments so long as the individual refrains from engaging in activities harmful to, competitive with or of the same nature as those of his former employer, and remains available to render consulting services to his former employer. If the individual should die before the expiration of the payment period, the Corporation has agreed to make an annual payment to the individual's beneficiary for the number of years the individual would have been entitled to payments had he lived, in an amount equal to seventy-five percent of the annual payment the individual would have received had he lived. Payments under these agreements are to be accrued as costs in the year in respect of which the payments are made. Any payments that may be made to Mr. Reinhard under his agreement will be reduced by the value of payments to be made under a prior agreement with DDB described below.

      Mr. Reinhard entered into an agreement with DDB as of September 1, 1986, under which he or his beneficiary is to be paid retirement compensation on a monthly basis for a period of ten years beginning in the month following the month he ceases to be in the employ of DDB. The annual rate of retirement income to be paid to Mr. Reinhard is the greater of $66,667 or one-third of his average annual salary during the last 60 months of his employment, subject to limited increase for annual cost of living adjustments. Mr. Reinhard has agreed to refrain from rendering specified services that would be competitive with services rendered by DDB and its subsidiaries during the one year period following cessation of his employment, and to refrain from engaging in specified activities during the ten year period following such cessation of employment. If Mr. Reinhard breaches these provisions, DDB may discontinue making payments under the agreement. Further, Mr. Reinhard has agreed, provided he is not disabled and is under age 65, to render consulting services to DDB when requested for up to five days during each month he is entitled to receive payments under the agreement, and if he breaches this provision of the agreement DDB may discontinue making payments during the period of the breach.

      Mr. Reinhard entered into an agreement with DDB on July 6, 1993 under which he is to receive monthly severance compensation payments for the 15 month period ("payment period") following termination of his DDB employment for a reason other than for cause (defined therein as dishonesty affecting DDB or conviction of an indictable offense or crime involving moral turpitude; willful neglect or refusal to perform assigned duties after warning; or willful act expected to injure the business of DDB). The gross amount of each monthly payment shall equal one-twelfth of Mr. Reinhard's annual rate of base salary at the date of termination of employment. If the employment is terminated by DDB, the payments shall be reduced, even up to the entire amount, by the amount of any compensation earned by Mr. Reinhard from specified activities during the payment period. If the employment is terminated by Mr. Reinhard, the payments shall cease if Mr. Reinhard fails to render requested consulting services and the payments shall be reduced, even up to the entire amount, by the amount of any compensation earned by Mr. Reinhard during the payment period. Payments shall cease if Mr. Reinhard should die during the payment period. As part of the agreement, Mr. Reinhard has forfeited his right to compensation payments by reason of termination of employment under DDB policy (under current policy, Mr. Reinhard may have been eligible to receive salary continuation payments for nine months if his employment were to be terminated by DDB other than for cause).

                  DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

      In August, 1999, the Corporation obtained a one-year extension to the two-year policy of insurance from the Federal Insurance Company that had been purchased in 1998. The 1999 and 2000 premiums are $223,000 for each policy year. The Corporation and the officers and directors of the Corporation and its subsidiaries are insured, subject to certain of the standard policy form exclusions and specified deductibles, against losses arising from any claim or claims which may be made against any of the insureds by reason of any wrongful act in their respective capacities as directors or officers. The term "wrongful act" means any error, misstatement or misleading statement, act or omission, neglect or breach of duty committed, attempted or allegedly committed or attempted by the insureds or claimed against them solely by reason of their being directors or officers of the Corporation or a subsidiary of the Corporation. Also in August, 1999, the Corporation obtained a one-year extension to the two-year excess liability policy of insurance from the Federal Insurance Company which provides additional limits of coverage for the wrongful acts as described above. The 1999 and 2000 premiums for this policy are $86,800 for each policy year. To date, no payments have been made to the Corporation or any officer or director under these insurance policies or any predecessor policy.

                       INDEMNITY AGREEMENTS WITH DIRECTORS

      Each director of the Corporation has received an Indemnification Agreement from the Corporation which provides that the Corporation indemnifies the director against liabilities or costs arising out of any alleged or actual breach of duty, neglect, error, misstatement, misleading statement, omission or other act allegedly or actually done or attempted by the director or any matter claimed against the director solely by reason of serving as a director. This indemnification does not apply to claims against the director for libel or slander, return of remuneration to the Corporation, or an accounting of profits from the sale or purchase of securities of the Corporation required under the Securities Exchange Act of 1934, or to claims against the director based upon the director gaining an illegal profit or advantage or the dishonesty of the director. This indemnification does not apply to the extent that the director is entitled to recovery under the aforesaid directors' and officers' liability policies.

                                    AUDITORS

      On the recommendation of the Audit Committee of the Corporation, the Board of Directors of the Corporation has appointed Arthur Andersen LLP as auditors of the Corporation for 2000, to serve at the pleasure of the Board. Management recommends a vote "FOR" confirmation by the shareholders.

      Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will be available to make a statement if they so desire, and to answer appropriate questions.

    APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO
     INCREASE THE AUTHORIZED COMMON STOCK AND TO DECREASE THE PAR VALUE PER
                           SHARE OF THE COMMON STOCK

      On March 27, 2000, the Board of Directors adopted a resolution, subject to shareholder approval, amending the Corporation's Restated Certificate of Incorporation to increase the number of shares of authorized common stock by 700,000,000, from 300,000,000 to 1,000,000,000 shares, and to decrease the par value of the common stock from $.50 per share to $.15 per share. The proposed amendment is set forth in the form annexed hereto as Exhibit A.

      As of March 31, 2000, of the currently authorized shares of Common Stock, 177,470,814 were outstanding and 10,252,121 were held in treasury. The proposed amendment would not increase the number of authorized preferred shares, which would remain at 7,500,000.

      Although currently authorized shares are sufficient to meet all known needs, the Board of Directors considers it desirable that it have the flexibility to authorize and issue an additional amount of Common Stock without further shareholder action, unless required by law or stock exchange regulations. This will enhance the Corporation's flexibility in connection with possible stock splits, stock dividends, acquisitions, financings and other corporate purposes, should the Board of Directors deem such actions to be in the best interests of the Corporation and its shareholders.

      At the time the proposed amendment to the Corporation's Restated Certificate of Incorporation becomes effective, and without any further action on the part of the Corporation or its shareholders, each share of Common Stock with a par value of $.50 then issued and outstanding will be changed and reclassified into a fully paid and non-assessable share of Common Stock with a par value of $.15. The stated capital account of the Corporation would be decreased to reflect such change and reclassification. This would have the effect of increasing the surplus account from which the Corporation may, under New York law, pay dividends. Certificates representing shares of Common Stock, par value $.50 per share would, from and after the time proposed amendment becomes effective, represent shares of Common Stock, par value $.15 per share. Accordingly, it would not be necessary for any shareholder to exchange certificates representing currently outstanding shares.

      The Board of Directors recommends a vote "FOR" approval of the adoption of the Amendment.

                      APPROVAL OF THE AMENDED AND RESTATED
                        1998 INCENTIVE COMPENSATION PLAN

      The 1998 Incentive Compensation Plan, originally approved by the shareholders of the Corporation at the 1998 Annual Meeting, provides performance incentives to key employees who are largely responsible for the management and growth of the business of the Corporation and its subsidiaries. The 1998 Incentive Plan permits the Corporation to provide incentive compensation of the types commonly known as stock options, performance incentives and restricted stock, as well as other types of incentive compensation, and allows non-employee directors to elect to receive a portion of their annual retainer in shares of Common Stock.

      The Board of Directors has adopted amendments to the 1998 Incentive Plan effective as to awards granted on or after May 17, 2000, and is submitting such amendments for approval of the shareholders of the Corporation. The following description is a summary of the 1998 Incentive Plan as so amended and is qualified by reference to the full text of the 1998 Incentive Plan attached hereto as Exhibit A. In the event the shareholders do not approve the amendments, awards will continue to be made under the existing terms of the 1998 Incentive Plan.

Summary of the 1998 Incentive Plan

      The Proposed Amendments. The proposed amendments to the 1998 Incentive Plan will extend the term of the plan until March 24, 2003 and will replenish shares available for awards. The amendments provide that the number of shares of Common Stock available for awards generally under the 1998 Incentive Plan from and after May 17, 2000 will be 8,250,000, the number of shares available for awards (other than upon exercise of options) from and after May 17, 2000 will be 2,250,000 (of which no more than 100,000 shares granted in any calendar year may be subject to restrictions that lapse less than three years after the grant), and the maximum amounts of shares and cash payments which may be awarded as "performance-based awards" for purposes of Section 162(m) of the Code to an individual participant in any calendar year will be 500,000 shares and $10 million. The amendments also eliminate the limitation on the number of shares that may be subject to incentive stock options.

      Administration. The 1998 Incentive Plan is administered by the Compensation Committee, except that the Board of Directors determines the portion of the annual retainer a non-employee director may elect to receive in shares of Common Stock.

      Shares Available. The maximum number of shares of Common Stock in respect of which awards may be granted under the 1998 Incentive Plan from and after May 17, 2000 is 8,250,000. As of March 31, 2000, the closing price per share of the Common Stock on the New York Stock Exchange was $________. Shares subject to awards that are forfeited may become available for future awards. As of March 31, 2000, ________ shares of Common Stock were the subject of outstanding awards granted under the 1998 Incentive Plan.

      Eligibility. Participants may be selected by the Compensation Committee from among the key employees of the Corporation and its subsidiaries. In addition, non-employee directors may elect to receive shares of Common Stock in lieu of all or a portion their annual retainer. Approximately 300 key employees and 9 non-employee directors are currently eligible to participate in the 1998 Incentive Plan.

      Awards. The 1998 Incentive Plan provides for the grant of the following awards.

      Stock Options. Options to purchase shares of Common Stock, including options intended to qualify as incentive stock options under Section 422 of the Code ("ISOs"), may be awarded under the 1998 Incentive Plan. The exercise price of an option will be determined by the Committee at the time the option is granted, but generally may not be less than the "fair market value" of the Common Stock on the grant date. Fair market value generally is the average of the high and low sales prices of Common Stock on the award grant date (or if no sale is made on such date, the weighted average of the average high and low sales prices on the next preceding day and the next succeeding day on which sales were made).

      The terms of each option, the times at which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment will be determined by the Compensation Committee. Options may be exercised by payment of the exercise price in cash or in Common Stock, in a combination of both, in other awards or other property (including notes or other obligations to make payment on a deferred basis, or through "cashless exercise" arrangements, to the extent permitted by applicable law or rules), as the Compensation Committee may determine.

      Restricted Stock. Awards of Common Stock, subject to restrictions on transfer and to a risk of forfeiture in the event of termination of employment under certain circumstances or other events, may be granted under the 1998 Incentive Plan. The period during which the shares are restricted will continue for three years to five years after the grant date; however, up to 100,000 shares of restricted stock may be awarded in any calendar year subject to restrictions lapsing in less than three years. The participant will have all of the rights of a shareholder with respect to the restricted stock, including the rights to vote and to receive dividends, unless otherwise determined by the Compensation Committee. Dividends or distributions paid in Common Stock will be restricted to the same extent as the underlying shares of Common Stock. Other than upon the exercise of options, no more than 2,250,000 shares of Common Stock may be awarded under the 1998 Incentive Plan from and after May 17, 2000 (including awards in the form of restricted stock). If certificates representing restricted stock are registered in the name of the participant, the certificates may bear a legend referring to the terms, conditions and restrictions applicable to the restricted stock.

      Performance Incentives. A "Performance Incentive" is a right to receive a payment in cash, Common Stock or a combination of cash and Common Stock if performance goals are met during a specified time period which must be longer than twelve months; the performance goals and time period will be specified by the Compensation Committee at the time the Performance Incentive is granted. A performance goal may be the attainment by the Corporation (or any subsidiary, division or department) of specific amounts of, or increases in: earnings per share, net income, return on equity, total stockholder return, revenue, cash flow, shareholders' equity, market performance, the completion of certain business or capital transactions, and/or any other measurement deemed appropriate by the Compensation Committee. These measures may be evaluated either in absolute terms or in relation to other companies.

      Other Awards. The Compensation Committee may grant shares of Common Stock as a bonus and grant shares of Common Stock or other awards in lieu of obligations under other plans or compensatory arrangements. The Compensation Committee also may grant cash payments, including cash bonuses, whether as a separate award or as a supplement to any stock-based awards, and rights to receive, in tandem with any stock-based award other than restricted stock, amounts equal to the dividends paid on a share of Common Stock.

      Other Terms of Awards. In the discretion of the Compensation Committee, awards may be settled in cash, Common Stock, other awards or other property (and may be made in a single payment or transfer, in installments, or on a deferred basis). The Compensation Committee may require or permit participants to defer the distribution of all or part of an award in accordance with such terms and conditions as the Compensation Committee may establish, including payment of reasonable interest on any deferred amounts or installments.

      Generally, awards granted under the 1998 Incentive Plan may not be pledged or encumbered and are not transferable, except by will or by the laws of descent and distribution. The Compensation Committee may provide that an award is transferable, without consideration, to family members, as defined in the 1998 Incentive Plan, and to certain family trusts and other entities.

      The Compensation Committee may at any time offer to exchange or buy out any previously granted award for a payment in cash, Common Stock, or other awards or property, subject to the terms of the 1998 Incentive Plan. Except for anti-dilution adjustments or adjustments in response to unusual or non-recurring events or to changes in laws or accounting principles, the per share exercise price of any option or the purchase price of any other award conferring a right to purchase Common Stock may not be decreased after the grant, nor may an option or any such award be surrendered in exchange for a new award with a lower exercise or purchase price. The Corporation may not make, guarantee or arrange for a loan to a participant with respect to the exercise of any option or other payment in connection with an award.

      The Compensation Committee may grant an award which is intended to qualify as a "performance-based compensation" under Section 162(m) of the Code (a "Performance-Based Award"). The goals for a Performance-Based Award must be based upon the attainment by the Corporation (or any subsidiary, division or department) of specific amounts of, or increases in: earnings per share, net income, operating margin, return on equity, total stockholder return, revenue, cash flow, net worth, book value, shareholders' equity, market performance and/or the completion of certain business or capital transactions. These measures may be evaluated either in absolute terms or in relation to other companies. The Compensation Committee will make all determinations necessary to establish the terms of the Performance-Based Award within ninety days of the beginning of the performance period, including, among other things, the performance criteria and performance goals and the dollar amounts or number of shares of Common Stock payable upon achievement of the performance goals. Before any compensation pursuant to a Performance-Based Award is paid, the Compensation Committee must certify in writing that the applicable goals were achieved. The maximum amount which may be granted as Performance-Based Awards to any participant in any calendar year will not exceed 500,000 shares of Common Stock and cash payments of $10 million.

      Adjustments upon Changes in Capitalization, Merger, Sale of Assets and Other Events. In the event of any stock dividend, recapitalization, stock split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate event, the Compensation Committee will make equitable adjustments to (i) the number and kind of shares which may thereafter be issued in connection with awards, (ii) the number and kind of shares issuable in respect of outstanding awards, (iii) the number and kind of shares available under the 1998 Incentive Plan, and (iv) the exercise price, grant price, or purchase price relating to any award or, if appropriate, make provision for a cash payment with respect to any outstanding award.

      The Compensation Committee also may adjust performance conditions and other terms of awards in response to unusual or nonrecurring events or to changes in applicable laws, regulations or accounting principles. Furthermore, the Compensation Committee can waive any condition applicable to any award, and may adjust any performance condition specified in connection with any award, if necessary to take account of a change in strategy, performance of comparable companies or other circumstances. No adjustment may be made which would cause the 1998 Incentive Plan to violate Section 422(b)(1) of the Code or to adversely affect the status of any outstanding Performance-Based Awards as "performance-based compensation" under Section 162(m) of the Code.

      Non-Employee Directors' Equity Compensation Election. Each non-employee director may elect, not later than December 15 in each calendar year (or, if he or she commences service after December 15, within 30 days after the commencement of service), to receive up to the portion of his or her retainer for the following year's service as the Board of Directors determines (which may be the entire amount of the annual retainer), exclusive of any per meeting fees, committee fees or expense reimbursements, in shares of Common Stock. Payment in shares of Common Stock will be made in arrears, following the year in respect of which the election was made. The total number of shares payable will be based on the fair market value of shares of Common Stock as of December 15 preceding each year in respect of which an election is made (or, in the case of a non-employee director who commences service after December 15, as of the date of his or her election), or if such date is not a business day, as of the immediately preceding business day.

      Change in Control. In the event of a "change of control" of the Corporation, all awards granted under the 1998 Incentive Plan (including Performance-Based Awards) that are outstanding and not yet vested or exercisable or which are subject to restrictions, immediately will become 100% vested in each participant, exercisable, or free of any restrictions immediately prior to the first date the change of control is effective.

      A "change of control" occurs upon: (i) the acquisition by any person or group (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or a subsidiary) of any securities of the Corporation, which results in such person or group, either beneficially owning more than 20% of the Corporation's outstanding voting securities or otherwise having the ability to elect a majority of the members of the Board of Directors; (ii) a change in the composition of the Board of Directors such that a majority of the members of the Board of Directors were not directors on the effective date of the 1998 Incentive Plan (or nominated or elected to the Board by vote of a majority of such directors); or (iii) a merger or consolidation of the Corporation (other than a merger or consolidation which would result in the outstanding voting securities of the Corporation continuing to represent, or being converted into voting securities representing, at least 80% of the total voting power of the Corporation or surviving entity), a complete liquidation of the Corporation, or the sale or disposition of all or substantially all of the Corporation's assets. None of the foregoing events will constitute a change of control if approved in advance by the affirmative vote of at least a majority of the members of the Board of Directors who were directors on the effective date of the 1998 Incentive Plan (or nominated or elected to the Board by vote of a majority of such directors).

      Term; Amendment and Termination. The 1998 Incentive Plan will continue for a period of five years from its effective date (until March 24, 2003) or until earlier termination by the Board of Directors. The Board of Directors may amend, alter, suspend, discontinue, or terminate the 1998 Incentive Plan or the Compensation Committee's authority to grant awards thereunder without further shareholder approval or the consent of the participants, except that shareholder approval must be obtained within one year after such Board action if required by federal or state law or regulation or under the rules of any stock exchange or automated quotation system on which the Common Stock is then listed or quoted. Unless approved by the shareholders, no amendment will: (i) change the class of persons eligible to receive awards; (ii) increase the number of shares of Common Stock subject to the 1998 Incentive Plan; or (iii) increase the maximum number of shares or the maximum dollar amount which may be granted as Performance-Based Awards to any participant in any calendar year.

      Certain Federal Income Tax Consequences. The following discussion is a brief summary of the principal United States federal income tax consequences under current laws relating to awards under the 1998 Incentive Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

      A participant will not realize any income upon the award of an option (including any other stock-based award in the nature of a purchase right), or a Performance Incentive, nor will the Corporation be entitled to any tax deduction.

      When a participant who has been granted an option which is not designated as an ISO exercises that option and receives Common Stock, the participant will generally realize compensation income subject to withholding taxes. The amount of that compensation income will equal the excess of the fair market value of the Common Stock on the date of exercise of the option over its exercise price, and the Corporation will generally be entitled to a tax deduction in the same amount and at the same time as the compensation income is realized by the participant.

      If a participant exercises an option which is designated as an ISO, the participant will generally not realize any income upon the exercise of the ISO (although alternative minimum tax liability may result), and the Corporation will not be entitled to any tax deduction. If the participant sells or exchanges any of the shares acquired upon the exercise of the ISO more than one year after the transfer of the shares to the participant and more than two years after the date of grant of the ISO, any gain or loss (based upon the difference between the amount realized and the exercise price of the ISO) will be treated as long-term capital gain or loss to the participant. If such sale, exchange or other disposition takes place within two years of the grant of the ISO or within one year of the transfer of shares to the participant, the sale, exchange or other disposition will generally constitute a "disqualifying disposition" of such shares. As a result, to the extent that the gain realized on the disqualifying disposition does not exceed the difference between the fair market value of the shares at the time of exercise of the ISO over the exercise price, such amount will be treated as compensation income in the year of the disqualifying disposition, and the Corporation will be entitled to a deduction in the same amount and at the same time as the compensation income is realized by the participant. The balance of the gain, if any, will be treated as capital gain and will not result in any deduction by the Corporation.

      With respect to other awards (including a Performance Incentive and a Dividend Equivalent Right) granted under the 1998 Incentive Plan that may be settled either in cash or in Common Stock or other property that is either transferable or not subject to a substantial risk of forfeiture under Section 83(c) of the Code, the participant will realize compensation income equal to the amount of cash or the fair market value of the Common Stock or other property received. The Corporation will be entitled to a deduction in the same amount and at the same time as the compensation income is realized by the participant.

      With respect to awards involving Common Stock or other property that is both nontransferable and subject to a substantial risk of forfeiture, unless an election is made under Section 83(b) of the Code, as described below, the participant will realize compensation income equal to the fair market value of the Common Stock or other property received at the first time the Common Stock or other property is either transferable or not subject to a substantial risk of forfeiture. The Corporation will be entitled to a deduction in the same amount and at the same time as the compensation income is realized by the participant.

      Even though Common Stock or other property may be nontransferable and subject to a substantial risk of forfeiture, a participant may elect (within 30 days of receipt of the Common Stock or other property) to include in gross income the fair market value (determined without regard to such restrictions) of such Common Stock or other property at the time received. In that event, the participant will not realize any income at the time the Common Stock or other property either becomes transferable or is not subject to a substantial risk of forfeiture, but if the participant subsequently forfeits such Common Stock or other property, the participant's loss would be limited only to the amount actually paid for the Common Stock or other property. While such Common Stock or other property remains nontransferable and subject to a substantial risk of forfeiture, any dividends or other income will be taxable as additional compensation income.

      The Board of Directors recommends a vote "FOR" amendment and restatement of the 1998 Incentive Plan.

                              SHAREHOLDER PROPOSALS

      Shareholders wishing to present resolutions at the 2001 Annual Meeting of Shareholders must submit copies of such proposed resolutions to the Corporation at its executive offices, 437 Madison Avenue, New York, New York 10022,
Attention: Corporate Secretary, no later than December 6, 2000 in order for such proposed resolutions to be considered for inclusion in the Corporation's Notice of Meeting, Proxy Statement and proxy relating to the 2001 Annual Meeting.

                                  OTHER MATTERS

      The  Corporation's   by-laws  require  that  there  be  furnished  to  the
Corporation written notice with respect to the nomination of a person for election as a director (other than a person nominated by or at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted by or at the direction of the Board of Directors), at an annual meeting of shareholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing shareholder and the nominee or the proposal, as the case may be, and must be furnished to the Corporation not less than 60 days prior to the meeting, which, in the case of the 2000 Annual Meeting, was March 17, 2000. A copy of the applicable by-law provisions may be obtained, without charge, upon written request to the Secretary of the Corporation at its principal executive offices.

      In the event that the Corporation receives notice of a shareholder proposal prior to the date specified by its by-laws, then, so long as the Corporation includes in its proxy statement advice on the nature of the matter and how the named proxies intend to vote the shares for which they have received discretionary authority, such proxies may exercise discretionary authority with respect to such matter, subject to limited exceptions. The Corporation has not received notice of any matters to be submitted for consideration at the Annual Meeting other than those set forth in the accompanying notice and, accordingly, if any matters properly come before the Annual Meeting for action, the enclosed proxy will be voted on such matters in accordance with the best judgment of the persons named in the proxy.

                              COST OF SOLICITATION

      The cost of solicitation of proxies will be borne by the Corporation. In addition to solicitation by mail, directors, officers, and other regular employees of the Corporation and its subsidiaries may solicit proxies personally by telephone or by telefax. The Corporation will reimburse persons holding stock in their names or those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. In addition, the Corporation has retained D.F. King & Co. Inc. to assist in the solicitation of proxies, and will pay a fee of up to $12,500 plus reimbursement of out-of-pocket expenses for such services.

      Shareholders are urged to send in their proxies without delay.

                                       By order of the Board of Directors

                                                BARRY J. WAGNER
                                                  Secretary

New York, New York
April 11, 2000

                                                                       EXHIBIT A

                PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF
               INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED
         SHARES OF COMMON STOCK FROM 300,000,000 SHARES TO 1,000,000,000
          SHARES AND TO DECREASE THE PAR VALUE OF THE COMMON STOCK FROM
                        $.50 PER SHARE TO $.15 PER SHARE

Article Fourth of the Corporation's Restated Certificate of Incorporation would be amended to read in its entirety as follows:

      "FOURTH: The total number of shares of stock which the Corporation will have authority to issue is 1,007,500,000 shares. Of these, 1,000,000,000 shares are classified as Common Stock, par value $.15 per share, and 7,500,000 shares are classified as Preferred Stock, par value $1.00 per share. At the effective time of the amendment to this Article decreasing the par value of the Common Stock to $.15 per share, and without any further action on the part of the Corporation or its shareholders, each share of Common Stock with a par value of $.50 then issued and outstanding shall be changed and reclassified into a fully paid and nonassessable share of Common Stock with a par value of $.15.

      The Board of Directors is authorized to divide the 7,500,000 shares of Preferred Stock from time to time into one or more series, and to determine or change by resolution for each series its designation, the number of shares of the series and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of the series. The resolution or resolutions of the Board of Directors providing for the division of Preferred Stock into series within a class may include the following provisions:

      (1) The distinctive designation of each series and the maximum number of shares of each series which may be issued, which number may be increased (except where otherwise provided by the Board of Directors in creating the series) or decreased (but not below the number of shares of the series then outstanding) from time to time by action of the Board of Directors;

      (2) Whether the holders of the shares of each series are entitled to vote and, if so, the matters on which they are entitled to vote, the number of votes to which the holder of each share is entitled, and whether the shares of the series are to be voted separately or together with shares of other series;

      (3) The dividends to which holders of shares of each series will be entitled; any restrictions, conditions or limitations upon the payment of those dividends; whether the dividends will be cumulative and, if cumulative, the date or dates from which the dividends will be cumulative;

      (4) Whether the shares of one or more series will be subject to redemption and, if so, whether redemption will be mandatory or optional, and if optional, at whose option, the manner of selecting shares for redemption, the redemption price and the manner of redemption;

      (5) The amount payable on shares of each series if there is a liquidation, dissolution or winding up of the Corporation, which amount may vary at different dates and depending upon whether the liquidation, dissolution or winding up is voluntary or involuntary;

      (6) The obligation, if any, of the Corporation to maintain a purchase, retirement or sinking fund for shares of each series;

      (7) Whether the shares of one or more series will be convertible into, or exchangeable for, any other types of securities, either at the option of the holder or of the Corporation and, if so, the terms of the conversions or exchanges;

      (8) Any other provisions regarding the powers, preferences and rights, and the qualifications, limitations or restrictions, of each series which are not inconsistent with applicable law.

      All shares of a series of Preferred Stock will be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends on those shares, if cumulative, shall cumulate."

                                                                       EXHIBIT B

                               OMNICOM GROUP INC.
                              AMENDED AND RESTATED
                        1998 INCENTIVE COMPENSATION PLAN

1. Purpose of the Plan

      The purpose of the Omnicom Group Inc. Amended and Restated 1998 Incentive Compensation Plan (the "Plan") is to further the interests of Omnicom Group Inc. (the "Company") and its shareholders by providing performance incentives to those key employees of the Company and its Subsidiaries who are largely responsible for the management and growth of the business of the Company and its Subsidiaries and to strengthen the link of non-employee directors of the Company directly with the interests of the shareholders.

2. Definitions

      For purposes of the Plan, the following terms shall be defined as set forth below:

      (a) "Award" means any Option, Performance Incentive, Restricted Stock, Stock granted as a bonus or in lieu of cash or other obligations under other plans or compensatory arrangements, cash payments, including cash bonuses, or Dividend Equivalent Right granted to a Participant under the Plan.

      (b) "Award Agreement" means the written agreement, instrument or document evidencing an Award.

      (c) "Change of Control" means and includes each of the following: (i) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by any person or entity or any group of persons or entities who constitute a group (within the meaning of
Section 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a
Subsidiary, of any securities of the Company such that, as a result of such acquisition, such person, entity or group either (A) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, more than 20% of the Company's outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board of Directors of the Company or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board; (ii) a change in the composition of the Board of Directors of the Company such that a majority of the members of the Board of Directors of the Company are not Continuing Directors; or (iii) the consummation of a merger or consolidation of the Company with any other corporation which has been approved by the shareholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the consummation of a plan of complete dissolution or liquidation of the Company or an agreement for the sale or disposition by the Company of (in one or more transactions) all or substantially all of the Company's assets which has been approved by the shareholders of the Company.

      Notwithstanding the foregoing, the preceding events shall not be deemed to be a Change of Control if, prior to any transaction or transactions causing such change, a majority of the Continuing Directors shall have voted not to treat such transaction or transactions as resulting in a Change of Control.

      (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

      (e) "Committee" has the meaning attributed to such term in Section 3 hereof.

      (f) A "Continuing Director" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board on the effective date of the Plan or (ii) was nominated for election or elected to such Board with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

      (g) "Dividend Equivalent Amount" means the amount resulting from multiplying (i) the dividend per share of Stock payable on a dividend payment date by (ii) the number of shares of Stock subject to the Stock-Based Award with respect to which a Dividend Equivalent Right is granted.

      (h) "Dividend Equivalent Right" means a right granted to a Participant to receive with respect to any Stock-Based Award (other than Restricted Stock) granted to such Participant the Dividend Equivalent Amount on the payment date of each dividend on Stock during the period from the date of grant of such Stock-Based Award to the final payment of such Stock-Based Award.

      (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

      (j) "Fair Market Value" means, with respect to Stock, Awards, or other property, the fair market value of such Stock, Awards, or other property determined by such methods or procedures as shall be established from time to time by the Committee in good faith and in accordance with applicable law. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall mean the mean of the high and low sales prices of Stock on the relevant date as reported on the stock exchange or market on which the Stock is primarily traded, or if no sale is made on such date, then the Fair Market Value shall mean the weighted average of the mean of the high and low sales prices of the Stock on the next preceding day and the next succeeding day on which such sales were made, as reported on the stock exchange or market on which the Stock is primarily traded.

      (k) "ISO" means any Option designated as an incentive stock option within the meaning of Section 422 of the Code.

      (l) "Non-Employee Director" means any director of the Company who is not also an employee of the Company or of a Subsidiary.

      (m) "Option" means a right granted to a Participant pursuant to Section 6(b) hereof to purchase Stock at a specified price during specified time periods. An Option may be either an ISO or a nonstatutory Option (an Option not designated as an ISO).

      (n) "Participant" has the meaning attributed to such term in Section 3(a) hereof and includes, to the extent applicable hereunder, any Non-Employee Director who elects to receive Stock pursuant to Section 8 hereof.

      (o)  "Performance-Based  Award" has the meaning attributed to such term in
Section 7(g) hereof.

      (p) "Performance Incentive" means a right granted to a Participant pursuant to Section 6(c) hereof to receive a payment in cash, Stock or a combination of cash and Stock, if specified performance goals are met in a specified time period of more than twelve months.

      (q)  "Restricted  Stock" means Stock awarded to a Participant  pursuant to
Section 6(d) hereof that may be subject to certain restrictions and to a risk of forfeiture.

      (r) "Stock" means the common stock, $0.50 par value, of the Company.

      (s) "Stock-Based Award" means a right that may be denominated or payable in, or valued in whole or in part, by reference to the market value of, Stock, including Options, Performance Incentives, Restricted Stock and Stock granted as a bonus or as an Award in lieu of cash payments.

      (t) "Subsidiary" means any corporation that is a subsidiary of the Company within the meaning of Section 424(f) of the Code, and any entity that is organized as a limited liability company in which the Company, directly or indirectly, possesses 50% or more of the voting power of all members of such limited liability company entitled to vote.

3. Administration of the Plan

      The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). Except to the extent expressly set forth in Section 8 hereof or elsewhere herein, the Committee shall have and exercise all power and authority under the Plan. Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, employees, Participants, persons claiming rights from or through Participants and shareholders of the Company.

      Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion (a) to select the key employees who will receive Awards pursuant to the Plan ("Participants"), (b) to determine the type or types of Awards to be granted to each Participant, (c) to determine the number of shares of Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, and waivers of or modifications to performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award; (d) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards or other property, or an Award may be cancelled, forfeited, or surrendered; (e) to establish performance goals and to determine whether, and to certify that, performance goals to which the settlement of an Award is subject are satisfied; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan, and to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and (g) to make all other determinations as it may deem necessary or advisable for the administration of the Plan. The Committee may delegate to officers or managers of the Company or any Subsidiary or to unaffiliated service providers the authority, subject to such terms as the Committee shall determine, to perform administrative functions and to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3 under the Exchange Act,
Section 162(m) of the Code and applicable law.

4. Participation in the Plan

      Participants in the Plan shall be selected by the Committee from among the key employees of the Company and its Subsidiaries and shall include, to the extent applicable hereunder, Non-Employee Directors electing to receive Stock in accordance with Section 8 hereof.

5. Maximum Amount Available for Awards

      (a) Basic Limitation. Subject to the provisions of Sections 5(b), 5(c) and 9(a) hereof, the maximum number of shares of Stock in respect of which Awards may be granted under the Plan from and after May 17, 2000 is 8,250,000 shares of Stock. If shares of Stock that are issued under the Plan are subsequently forfeited (or if an Award with respect to shares of Stock is forfeited) in accordance with the terms of the Award, the forfeited shares of Stock shall immediately be added back to the number of shares of Stock then available for Awards under the Plan from and after May 17, 2000.

      (b) Aggregate Limitation on Non-Option Awards of Stock. Subject to the provisions of Section 9(a) hereof, the maximum number of shares of Stock in respect of which Awards may be granted under the Plan (other than upon exercise of Options) from and after May 17, 2000 is 2,250,000 shares of Stock. If any such shares of Stock that are issued under the Plan are subsequently forfeited (or if an Award with respect to shares of Stock is forfeited) in accordance with the terms of the Award, the forfeited shares of Stock shall immediately be added back to the number of shares of Stock then available for Awards under the Plan (other than upon exercise of Options) from and after May 17, 2000.

      (c) Shares Available for Issuance. Shares of Stock may be made available from the authorized but unissued shares or from shares held in the Company's treasury and not reserved for some other purpose. If an Award is payable solely in cash, no shares of Stock shall be deducted from the number of shares available for issuance under this Section 5 by reason of such Award.

6. Awards

      (a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 9(a) hereof), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant and terms of partial payments for partial achievements of performance goals; provided, however, that the Committee shall retain full power to accelerate or waive any such additional term or condition as it may have previously imposed. All Awards shall be evidenced by an Award Agreement.

      (b) Options. The Committee may grant Options to Participants (in the case of ISOs, limited to the Participants who are key employees of the Company and any subsidiary within the meaning of Section 424(f) of the Code) on the following terms and conditions:

            (i) Exercise Price. The exercise price of each Option shall be determined by the Committee at the time the Option is granted, but (except as provided in Section 7(a) hereof) the exercise price of any Option shall not be less than the Fair Market Value of the shares of Stock covered thereby at the time the Option is granted.

            (ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, whether the exercise price shall be paid in cash, by the surrender at Fair Market Value of shares of Stock, in any combination of cash and shares of Stock, in other Awards, or in other property (including notes or other contractual obligations of Participants to make payment on a deferred basis, such as through "cashless exercise" arrangements, to the extent permitted by applicable law), and the methods by which Stock will be delivered or deemed to be delivered to Participants.

            (iii) ISOs. The terms of any Option granted under the Plan as an ISO shall comply in all respects with the provisions of Section 422 of the Code, including, but not limited to, the requirement that no ISO shall be granted more than ten years after the effective date of the Plan.

      (c)  Performance   Incentives.   The  Committee  is  authorized  to  grant
Performance Incentives to Participants on the following terms and conditions:

            (i) Performance Criteria and Period. At the time it makes an award of Performance Incentives, the Committee shall establish both the performance goal or goals and the performance period or periods applicable to the Performance Incentive so awarded. A performance goal shall be a goal, expressed in terms of the attainment by the Company or any Subsidiary, division or department of specific amounts of, or increase in, one or more of the following, any of which may be measured either in absolute terms or as compared to another company or companies: earnings per share, net income, return on equity, total stockholder return, revenue, cash flow, shareholders' equity, market performance and/or the completion of certain business or capital transactions, or other measurement deemed appropriate by the Committee. The performance period will be the period of time over which one or more of the performance goals must be achieved, which may be of such length longer than twelve months as the Committee, in its discretion, shall select.

            (ii) General. Neither the performance goals nor the performance periods need be identical for all Performance Incentives at any time or from time to time. The Committee shall have the authority, in its discretion, to accelerate the time at which any performance period will expire or waive or modify the performance goals of any Participant or Participants. The Committee may also make such adjustments, to the extent it deems appropriate, to the performance goals for any Performance Incentive awarded to compensate for, or to reflect, any material changes which may have occurred in accounting practices, tax laws, other laws or regulations, the financial structure of the Company, acquisitions or dispositions of business or Subsidiaries or any unusual circumstances outside of management's control which, in the sole judgment of the Committee, alters or affects the computation of such performance goals or the performance of the Company or any relevant Subsidiary, division or department.

      (d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

            (i) Restricted Period. Restricted Stock awarded to a Participant shall be subject to such restrictions on transferability and other restrictions for such periods as shall be established by the Committee, in its discretion, at the time of such Award, which restrictions may lapse separately or in combination as the Committee may determine, provided that such restrictions shall lapse not less than three years nor more than five years after the grant of such Award. Notwithstanding the foregoing, the Committee, in its discretion, may grant awards of Restricted Stock of up to 100,000 shares of Stock in any calendar year in the form of Restricted Stock subject to restrictions on transferability and other restrictions which may lapse less than three years after the grant of such Award.

            (ii) Forfeiture. Restricted Stock shall be forfeitable to the Company upon termination of employment during the applicable restricted periods. The Committee, in its discretion, whether in an Award Agreement or anytime after an Award is made, may accelerate the time at which restrictions or forfeiture conditions will lapse or remove any such restrictions, including upon death, disability or retirement, whenever the Committee determines that such action is in the best interests of the Company.

            (iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates may bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

            (iv) Rights as a Shareholder. Subject to the terms and conditions of the Award Agreement, the Participant shall have all the rights of a shareholder with respect to shares of Restricted Stock awarded to him or her, including, without limitation, the right to vote such shares and the right to receive all dividends or other distributions made with respect to such shares. If any such dividends or distributions are paid in Stock, the Stock shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which the Stock has been distributed.

      (e) Stock as a Bonus or in Lieu of Cash or Other Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of Company or Subsidiary obligations to pay cash or deliver other property under other plans or compensatory arrangements. Stock or other Awards granted under this Section 6(e) shall be subject to such terms as shall be determined by the Committee.

      (f) Cash Payments. The Committee is authorized, subject to limitations under applicable law, to grant to Participants cash payments, including cash bonuses, whether awarded separately or as a supplement to any Stock-Based Award. The Committee shall determine the terms and conditions of such Awards.

      (g) Dividend Equivalent Rights. The Committee is authorized to grant Dividend Equivalent Rights payable in cash, Stock or a combination of cash and Stock in tandem with any Stock-Based Awards (other than Restricted Stock). The Committee shall determine the terms and conditions of such Awards.

7. Additional Provisions Applicable to Awards

      (a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan or any award granted under any other plan of the Company or any Subsidiary, or any business entity acquired by the Company or any Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary. If an Award is granted in substitution for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. Awards granted in addition to, or in tandem with, other Awards or awards may be granted either as of the same time as, or a different time from, the grant of such other Awards or awards. The per share exercise price of any Option or purchase price of any other Award conferring a right to purchase Stock:

            (i) granted in substitution for an outstanding Award or award, shall be not less than the lesser of (A) the Fair Market Value of a share of Stock at the date such substitute Award is granted or (B) such Fair Market Value at that date, reduced to reflect the Fair Market Value at that date of the Award or award required to be surrendered by the Participant as a condition to receipt of the substitute Award; or

            (ii) retroactively granted in tandem with an outstanding Award or award, shall not be less than the lesser of the Fair Market Value of a share of Stock at the date of grant of the later Award or at the date of grant of the earlier Award or award.

      Notwithstanding the foregoing, except as provided in Section 9 hereof, the per share exercise price of any Award that is an Option or the purchase price of any other Award conferring a right to purchase Stock may not be decreased after the grant of the Award, and an Award that is an Option or any other Award conferring a right to purchase Stock may not be surrendered as consideration in exchange for the grant of a new Award that is an Option with a lower per share exercise price or any other Award conferring a right to purchase Stock at a lower purchase price.

      (b) Exchange and Buy Out Provisions. The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Stock, other Awards (subject to Section 7(a) hereof), or other property based on such terms and conditions as the Committee shall determine and communicate to a Participant at the time that such offer is made.

      (c) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee.

      (d) Term of Awards. The term of each Award shall, except as provided herein, be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any ISO exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

      (e) Form of Payment. Subject to the terms of the Plan and any applicable Award Agreement, payments or transfers to be made by the Company or a Subsidiary upon the grant, exercise or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards, or other property (and may be made in a single payment or transfer, in installments, or on a deferred basis), in each case determined in accordance with rules adopted by, and at the discretion of, the Committee. (Such payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installments or deferred payments.) The Committee may authorize payment upon the exercise of an Option by net issuance or other cashless exercise methods and may permit a Participant to pay the exercise price upon the exercise of an Option by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise.

      (f) No Loans. Neither the Company nor any Subsidiary may make, guarantee, or arrange for a loan or loans to a Participant with respect to the exercise of any Option or other payment in connection with any Award.

      (g) Awards to Comply with Section 162(m). The Committee may (but is not required to) grant an Award pursuant to the Plan to a Participant which Award is intended to qualify as "performance-based compensation" under Section 162(m) of the Code (a "Performance-Based Award"). The right to receive a Performance-Based Award, other than Options granted at not less than Fair Market Value, shall be conditional upon the achievement of performance goals established by the Committee in writing at the time such Performance-Based Award is granted. Such performance goals, which may vary from Participant to Participant and Performance-Based Award to Performance-Based Award, shall be based upon the attainment by the Company or any Subsidiary, division or department of specific amounts of, or increases in, one or more of the following, any of which may be measured either in absolute terms or as compared to another company or companies: earnings per share, net income, operating margin, return on equity, total stockholder return, revenue, cash flow, net worth, book value, shareholders' equity, market performance and/or the completion of certain business or capital transactions. The Committee shall make all determinations necessary to establish the terms of the Award within 90 days of the beginning of the performance period (or such other time period as is required under Section 162(m)), including, without limitation, the designation of the Participant to whom the Performance-Based Award is to be made, the performance criteria or criterion applicable to the Award and the performance goals that relate to such criteria, and the dollar amounts or number of shares of Stock payable upon the achievement of the applicable performance goals. Before any compensation pursuant to a Performance-Based Award is paid, the Committee shall certify in writing that the performance goals applicable to the Performance-Based Award were in fact achieved.

      The maximum amount which may be granted as Performance-Based Awards to any Participant in any calendar year shall not exceed (i) Stock-Based Awards (whether payable in cash or stock) for 500,000 shares of Stock, subject to adjustment as provided in Section 9(a) hereof, and (ii) cash payments of $10 million.

      (h) Change of Control. In the event of a Change of Control of the Company, all Awards granted under the Plan (including Performance-Based Awards) that are still outstanding and not yet vested or exercisable or which are subject to restrictions shall become immediately 100% vested in each Participant, shall become exercisable or shall be free of any restrictions immediately prior to the first date that the definition of Change of Control has been satisfied, and shall be exercisable for the remaining duration of the Award.

8. Non-Employee Directors' Equity Compensation Election

      Each Non-Employee Director shall have the right to elect, not later than December 15 in each calendar year during the term of the Plan (and each Non-Employee Director who commences service as such after such date shall have the right to elect, not later than 30 days after the commencement of such service), to receive up to such portion of such Non-Employee Director's annual retainer for the following year's service (or in the case of a Non-Employee Director who commences service as such after January 1, for the remaining portion of the year) as a director as the Board of Directors of the Company shall determine (which may, in the discretion of the Board of Directors, be the entire amount of the annual retainer), exclusive of any per meeting fees, committee fees or expense reimbursements, in shares of Stock. The Board of Directors shall, or may delegate to the Committee the authority to, prescribe the forms of election and of the agreement embodying the terms and conditions applicable to such payments in shares of Stock, including appropriate adjustments in the event the Non-Employee Director's services as a director are terminated prior to the end of the year with respect to which he or she made such an election. Payment in shares of Stock shall be made in arrears on the January 15 (or such other date on or about January 15 as the Board of Directors may designate) following the calendar year in respect of which the election was made. The total number of shares of Stock payable to a Non-Employee Director pursuant hereto shall be determined by dividing that portion (or all, as the case may be) of the Non-Employee Director's annual retainer to be paid in shares of Stock by the Fair Market Value of shares of Stock as of the December 15 preceding the calendar year in respect of which the election was made (or in the case of a Non-Employee Director who commences service after such date, as of the date of his or her election), or if such date is not a business day, as of the immediately preceding business day, provided that no fractional shares shall be issued and any amount in lieu thereof shall be paid in cash.

9. Adjustments upon Changes in Capitalization; Acceleration in Certain Events

      (a) Changes in Capitalization. In the event that the Committee shall determine that any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event, affects the Stock or the book value of the Company such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock issuable in respect of outstanding Awards, (iii) the aggregate number and kind of shares of Stock available under the Plan, and (iv) the exercise price, grant price, or purchase price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award; provided, however, in each case, that no adjustment shall be made which would cause the Plan to violate Section 422(b)(1) of the Code with respect to ISOs or would adversely affect the status of a Performance-Based Award as "performance-based compensation" under Section 162(m) of the Code.

      (b) Other Adjustments. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding paragraph) affecting the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, no adjustment shall be made in any outstanding Performance-Based Awards to the extent that such adjustment would adversely affect the status of that Performance-Based Award as "performance-based compensation" under Section 162(m) of the Code.

10. General Provisions

      (a) Changes to the Plan and Awards.

            (i) The Board of Directors of the Company may amend, alter, suspend, discontinue, or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of the Company's shareholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company's shareholders within one year after such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to the shareholders for approval; provided, however, that without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted and any Award Agreement relating thereto. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that (A) no such amendment, alteration, suspension, discontinuation or termination may be made to the extent that it would adversely affect the status of a Performance-Based Award as "performance-based compensation" under Section 162(m) of the Code; and (B) without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation or termination may materially and adversely affect the rights of such Participant under such Award.

            (ii) Notwithstanding the foregoing, (A) any performance condition specified in connection with an Award shall not be deemed a fixed contractual term, but shall remain subject to adjustment by the Committee, in its discretion, at any time in view of the Committee's assessment of the Company's strategy, performance of comparable companies, and other circumstances, except to the extent that any such adjustment to a performance condition would adversely affect the status of a Performance-Based Award as "performance-based compensation" under Section 162(m) of the Code; and (B) unless approved by the shareholders of the Company, no amendment will: (x) change the class of persons eligible to receive Awards; (y) increase the number of shares of Stock subject to the Plan as set forth in Section 5 hereof; or (z) increase the maximum number of shares or the maximum dollar amount which may be granted as Performance-Based Awards to any Participant in any calendar year as set forth in Section 7(g) hereof.

      (b) No Right to Award or Employment; Shareholder Rights. No employee or other person shall have any claim or right to receive an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any Subsidiary. There is no obligation for uniformity of treatment of Participants. No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Stock is duly issued or transferred to the Participant in accordance with the terms of the Award.

      (c) Taxes. The Company or any Subsidiary is authorized to withhold from any Award granted or any payment relating to an Award under the Plan, including from a distribution of Stock or any payroll or other payment to a Participant, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations.

      (d) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company or any Subsidiary, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan (other than an ISO) be transferable, without consideration, to family members. For purposes hereof, a "family member" shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests. The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

      (e) Discretion. In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Committee may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the effect such exercise of, or declination to exercise, such grant of authority or discretion would have upon the affected Participant, any other Participant, any employee, the Company, any Subsidiary, any shareholder or any other person.

      (f) Term; Effective Date. The effective date of the Plan is March 24, 1998. The Plan shall continue for a period of five years from such effective date until March 24, 2003, or such earlier date as it may be terminated by the Board of Directors as provided herein. No Award shall be made under the Plan from and after such termination date.

      (g) Shareholder Approval. The Plan, as amended and restated as provided herein, is effective as of May 17, 2000, subject to shareholder approval. In the event such approval of the shareholders is not obtained, Awards will continue to be made subject to the terms of the Plan prior to its amendment and restatement.

                                      PROXY

                               OMNICOM GROUP INC.
                               437 Madison Avenue
                            New York, New York 10022

This proxy is solicited on behalf of the Board of Directors and will be voted FOR the election of Directors and FOR proposals 2, 3 and 4 if no instructions to the contrary are indicated.

The undersigned hereby appoints RANDALL J. WEISENBURGER and Barry J. Wagner, jointly and severally, proxies, with the power of substitution and with the authority in each to act in the absence of the other, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders on May 16, 2000 or postponements or adjournments thereof on all matters that may properly come before the meeting, and particularly to vote as hereinafter indicated. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 11, 2000.

                (Continued and to be signed on the reverse side)

--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

                                                               Please mark
                                                              your votes as  |X|
                                                               indicated in
                                                               this example

================================================================================

1. THE ELECTION OF SEVEN DIRECTORS. Nominees Robert J. Callander, Susan S. Denison, John R. Murphy, John R. Purcell and Linda J. Rice for a 3 year term, Nominee Michael Greenlees for a 2 year term and Nominee Richard I. Beattie for a 1 year term.

FOR all nominees listed                   WITHHOLD AUTHORITY
except as marked to                       to vote for all nominees
the contrary                              listed

      |_|                                         |_|

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name below).

________________________________________________________________________________
________________________________________________________________________________

================================================================================

2. CONFIRMATION OF ARTHUR ANDERSEN LLP
   AS AUDITORS OF THE CORPORATION
   FOR THE YEAR 2000.

                 FOR          AGAINST       ABSTAIN
                 |_|            |_|           |_|

3. APPROVAL OF AN AMENDMENT TO THE CORPORATION'S RESTATED
   CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
   AUTHORIZED SHARES OF COMMON  STOCK AND TO DECREASE THE PAR
   VALUE PER SHARE OF THE COMMON STOCK.

                 FOR          AGAINST       ABSTAIN
                 |_|            |_|           |_|

4. APPROVAL OF THE AMENDED AND RESTATED
   OMNICOM GROUP INC. 1998 INCENTIVE
   COMPENSATION PLAN

                 FOR          AGAINST       ABSTAIN
                 |_|            |_|           |_|

Signature ______________________________________________________________________
Signature if held jointly _______________________ Dated: _________________, 2000

Please sign exactly as your name appears. If stock is held in the name of joint holders, each should sign. If you are signing as a trustee, executor, etc., please so indicate. Please mark, sign, date and mail this card promptly in the postage prepaid return envelope provided.

--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *